Exhibit 23.3

CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION

We hereby consent to (i) the references to us in the form and context in which they appear, or are incorporated by reference, in this Registration Statement on Form S-3 of Foster Wheeler Ltd. (the “Company”), and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statement or the documents incorporated by reference therein.

December 5, 2008

Analysis, Research & Planning Corporation

By:	/s/Thomas Vasquez
Name:	THOMAS VASQUEZ
Title:	VICE PRESIDENT